Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Posts Record First Quarter 2022 Results

Net Revenue of $284 Million Climbs 47% Over Prior Year Record
Achieves Record Profitability
Guides to Record Q2 Net Revenue

CHICAGO, April 25, 2022 – Today Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles” or the “Company”) announced financial results for its first quarter ended March 31, 2022.

First Quarter Highlights:

•Net revenue reached a record $283.9 million, an increase of 46.6% versus the prior year period.
•Operating income* increased to $30.2 million, 54.2% higher than the prior year period.
•Adjusted EBITDA* was $35.7 million and grew 19.4% year-over-year, and adjusted EBITDA margin was 12.6%.
•Net income* climbed 24.5% to $18.5 million, and diluted earnings per share* was $0.90.
•Cash and cash equivalents was $268.0 million, 45.6% higher than at March 31, 2021.

* New expense category quantifying digital product development efforts reduced operating income and adjusted EBITDA by $4.4 million, net income by $3.0 million, and diluted earnings per share by $0.15 in the 2022 first quarter.

“We are pleased with yet another quarter of record financial performance that builds on our solid foundation of ongoing and deliberate shareholder value creation,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “Today’s announcement marks five consecutive quarters of record year-over-year net revenue results for Heidrick achieved by strong productivity in Executive Search, growth from our On-Demand Talent business, and the expanding impact of Heidrick Consulting’s advisory work, all while we continue partnership incubation for future digital innovation.”

Mr. Rajagopalan continued, “Companies across all industries and regions know that top talent, whether permanent, interim or project-based, quality work environments, and data-driven actionable insights are business imperatives now more than ever, contributing to demand for our products and services. Heidrick’s differentiated strategy is working, and we look to the future to continue to benefit from an increasingly diversified mix of businesses, with cross collaboration opportunities expected to amplify our long-term business success.”

2022 First Quarter Results

Record consolidated net revenue of $283.9 million grew by $90.2 million, or 46.6%, compared to net revenue of $193.7 million in the 2021 first quarter. Net revenue growth was driven by all regions in Executive Search, by Heidrick Consulting, and by the addition of On-Demand Talent.

Executive Search net revenue of $242.5 million increased by $62.9 million, or 35.0%, compared to net revenue of $179.6 million in the 2021 first quarter. Net revenue increased 39.5% in the Americas, 32.1% in Europe, and 18.8% in Asia Pacific. All industry practices exhibited growth compared to the prior year.

The Company had 394 Executive Search consultants at March 31, 2022, compared to 373 at March 31, 2021. Productivity, as measured by annualized Executive Search net revenue per consultant, was $2.5 million compared to $1.9 million in the 2021 first quarter. Average revenue per executive search was approximately $124,000 compared to $113,000 a year earlier. The number of confirmed searches increased 23.1% compared to the year-ago period.

On-Demand Talent, a new business segment which the Company acquired on April 1, 2021, generated net revenue of $23.4 million, exceeding the Company’s expectations.

Heidrick Consulting net revenue of $17.9 million increased by $3.9 million, or 27.7%, compared to net revenue of $14.0 million in the 2021 first quarter. The Company had 70 Heidrick Consulting consultants at March 31, 2022, compared to 64 at March 31, 2021.

Consolidated salaries and benefits were $201.4 million compared to $141.4 million in the 2021 first quarter. Year-over-year, fixed compensation expense increased $3.6 million due to increases in base salaries and payroll taxes, partially offset by decreases in the deferred compensation plan and stock compensation. Variable compensation increased $56.5 million year-over-year due to an increase in production. Salaries and benefits expense was 71.0% of net revenue for the quarter, compared to 73.0% in the 2021 first quarter.

General and administrative expenses were $29.8 million compared to $27.4 million in the 2021 first quarter. The increase was primarily due to business development travel, intangible amortization, earnout accretion, information technology, and bad debt, partially offset by a decrease in office occupancy. As a percentage of net revenue, general and administrative expenses were 10.5% compared to 14.1% in the 2021 first quarter.

The Company’s cost of services expense category was $18.0 million, compared to $1.5 million in the 2021 first quarter, primarily due to the acquisition of its On-Demand Talent business and an increase in the volume of consulting engagements.

Research and development, a new category of expense that captures expenses associated with new product development efforts, was $4.4 million, or 1.6% of net revenue for the quarter.

Operating income, including research and development expense, was $30.2 million, or 54.2% higher compared to $19.6 million in the 2021 first quarter. Operating margin was 10.7%, compared to 10.1% in the 2021 first quarter. Year-ago results include a $3.9 million restructuring charge related to the Company’s real estate strategy. Excluding this charge, adjusted operating income in the 2021 first quarter was $23.5 million and adjusted operating margin was 12.1%.

Net income, including research and development expense, was $18.5 million and diluted earnings per share was $0.90 with an effective tax rate of 33.7%. This compares to net income of $14.8 million and diluted earnings per share of $0.74, with an effective tax rate of 34.9%, in the 2021 first quarter. Excluding the aforementioned restructuring charge in the 2021 first quarter, adjusted net income was $17.4 million and adjusted diluted earnings per share was $0.86.

Adjusted EBITDA, including research and development expense, was $35.7 million, an increase of 19.4% compared to adjusted EBITDA of $29.9 million in the 2021 first quarter. Adjusted EBITDA margin was 12.6%, compared to 15.4% in the 2021 first quarter.

Net cash used in operating activities was $262.2 million, compared to net cash used in operating activities of $142.6 million in the 2021 first quarter. Cash and cash equivalents at March 31, 2022 was $268.0 million, compared to $545.2 million at December 31, 2021 and $184.1 million at March 31, 2021. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first quarter. There was no debt on the balance sheet at March 31, 2022, providing the Company financial flexibility.

Dividend

The Board of Directors declared a 2022 first quarter cash dividend of $0.15 per share payable on May 20, 2022, to shareholders of record at the close of business on May 6, 2022.

2022 Second Quarter Outlook

The Company expects 2022 second quarter consolidated net revenue of between $290 million and $300 million, while acknowledging that some continued fluidity in external factors such as foreign conflicts, the interest rate environment, and the COVID-19 pandemic may impact quarterly results. In addition, this outlook is based on the average currency rates in March 2022 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, On-Demand Talent projects, and Heidrick Consulting assignments, and the current backlog, consultant productivity, consultant retention, and the seasonality of the business.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its first quarter results today, April 25, 2022 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (888) 440-4091 or (646) 960-0846, conference ID# 6106012. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time. ® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, and adjusted EBITDA margin. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors. Reconciliations of these non-GAAP financial measures with the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of restructuring charges.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of restructuring charges, net of tax.

Adjusted effective tax rate reflects the exclusion of restructuring charges, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion, contingent compensation related to acquisitions, deferred compensation plan income and expense, restructuring charges, and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” and similar expressions.Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted, or implied in the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID-19 pandemic (including the emergence of variant strains) on our business, our consultants and employees, and the overall economy; the impact on global or a regional economy due to the outbreak or escalation of hostilities or war; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients’ ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; any challenges to the classification of our on-demand talent as independent contractors; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. We caution the reader that the list of factors may not be exhaustive. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2021, under the heading "Risk Factors" in Item 1A, as updated in Part II of our subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg, Vice President, Investor Relations
srosenberg@heidrick.com

Media:
Nina Chang, Vice President, Corporate Communications
nchang@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$283,861	$193,656	$90,205	46.6%
Reimbursements	1,676	1,075	601	55.9%
Total revenue	285,537	194,731	90,806	46.6%

Operating expenses
Salaries and benefits	201,445	141,363	60,082	42.5%
General and administrative expenses	29,794	27,368	2,426	8.9%
Cost of services	17,988	1,456	16,532	NM
Research and development	4,402	—	4,402	100.0%
Restructuring charges	—	3,861	(3,861)	(100.0)%
Reimbursed expenses	1,676	1,075	601	55.9%
Total operating expenses	255,305	175,123	80,182	45.8%

Operating income	30,232	19,608	10,624	54.2%

Non-operating income (expense)
Interest, net	110	82
Other, net	(2,471)	3,082
Net non-operating income (expense)	(2,361)	3,164

Income before income taxes	27,871	22,772

Provision for income taxes	9,404	7,940

Net income	18,467	14,832

Other comprehensive loss, net of tax	(1,082)	(693)

Comprehensive income	$17,385	$14,139

Weighted-average common shares outstanding
Basic	19,624	19,387
Diluted	20,511	20,171

Earnings per common share
Basic	$0.94	$0.77
Diluted	$0.90	$0.74

Salaries and benefits as a % of net revenue	71.0%	73.0%
General and administrative expenses as a % of net revenue	10.5%	14.1%
Cost of services as a % of net revenue	6.3%	0.8%
Research and development as a % of net revenue	1.6%	—%
Operating margin	10.7%	10.1%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021	$ Change	% Change	2022 Margin[1]	2021 Margin[1]
Revenue
Executive Search
Americas	$162,553	$116,506	$46,047	39.5%
Europe	49,745	37,643	12,102	32.1%
Asia Pacific	30,251	25,469	4,782	18.8%
Total Executive Search	242,549	179,618	62,931	35.0%
On-Demand Talent	23,381	—	23,381	NM
Heidrick Consulting	17,931	14,038	3,893	27.7%
Revenue before reimbursements (net revenue)	283,861	193,656	90,205	46.6%
Reimbursements	1,676	1,075	601	55.9%
Total revenue	$285,537	$194,731	$90,806	46.6%

Operating income (loss)
Executive Search
Americas[2]	$39,851	$26,256	$13,595	51.8%	24.5%	22.5%
Europe[3]	5,403	4,540	863	19.0%	10.9%	12.1%
Asia Pacific[4]	5,054	4,144	910	22.0%	16.7%	16.3%
Total Executive Search	50,308	34,940	15,368	44.0%	20.7%	19.5%
On-Demand Talent	(582)	—	(582)	NM	(2.5)%	NM
Heidrick Consulting[5]	(2,084)	(4,710)	2,626	55.8%	(11.6)%	(33.6)%
Total segments	47,642	30,230	17,412	57.6%	16.8%	15.6%
Research and Development	(4,402)	—	(4,402)	NM	(1.6)%	—%
Global Operations Support[6]	(13,008)	(10,622)	(2,386)	(22.5)%	(4.6)%	(5.5)%
Total operating income	$30,232	$19,608	$10,624	54.2%	10.7%	10.1%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $3.7 million for the three months ended March 31, 2021.
3 Includes restructuring reversals of $0.1 million for the three months ended March 31, 2021.
4 Includes restructuring reversals of $0.1 million for the three months ended March 31, 2021.
5 Includes restructuring charges of $0.3 million for the three months ended March 31, 2021.
6 Includes restructuring charges of less than $0.1 million for the three months ended March 31, 2021.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue before reimbursements (net revenue)	$283,861	$193,656

Operating income	30,232	19,608

Adjustments
Restructuring charges[1]	—	3,861
Total adjustments	—	3,861

Adjusted operating income	$30,232	$23,469

Operating margin	10.7%	10.1%
Adjusted operating margin	10.7%	12.1%

1 The Company incurred restructuring charges of $3.9 million for the three months ended March 31, 2021.

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Adjusted Net Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net income	$18,467	$14,832

Adjustments
Restructuring charges, net of tax[1]	—	2,574
Total adjustments	—	2,574

Adjusted net income	$18,467	$17,406

Weighted-average common shares outstanding
Basic	19,624	19,387
Diluted	20,511	20,171

Earnings per common share
Basic	$0.94	$0.77
Diluted	$0.90	$0.74

Adjusted earnings per common share
Basic	$0.94	$0.90
Diluted	$0.90	$0.86

1 The Company incurred restructuring charges of $3.9 million for the three months ended March 31, 2021.

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2022	December 31, 2021

Current assets
Cash and cash equivalents	$267,986	$545,225
Accounts receivable, net	186,220	133,750
Prepaid expenses	30,681	21,754
Other current assets	47,146	41,449
Income taxes recoverable	3,569	3,210
Total current assets	535,602	745,388

Non-current assets
Property and equipment, net	27,162	27,085
Operating lease right-of-use assets	69,344	72,320
Assets designated for retirement and pension plans	12,372	12,715
Investments	38,006	36,051
Other non-current assets	23,448	23,377
Goodwill	139,017	138,524
Other intangible assets, net	8,462	9,169
Deferred income taxes	42,159	42,169
Total non-current assets	359,970	361,410

Total assets	$895,572	$1,106,798

Current liabilities
Accounts payable	$16,350	$20,374
Accrued salaries and benefits	179,663	409,026
Deferred revenue	55,364	51,404
Operating lease liabilities	18,963	19,332
Other current liabilities	53,982	24,554
Income taxes payable	15,397	10,004
Total current liabilities	339,719	534,694

Non-current liabilities
Accrued salaries and benefits	71,235	73,779
Retirement and pension plans	57,076	55,593
Operating lease liabilities	62,439	65,625
Other non-current liabilities	14,338	41,087
Total non-current liabilities	205,088	236,084

Total liabilities	544,807	770,778

Stockholders’ equity	350,765	336,020

Total liabilities and stockholders’ equity	$895,572	$1,106,798

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows - operating activities
Net income	$18,467	$14,832
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,620	6,068
Deferred income taxes	(477)	(495)
Stock-based compensation expense	3,698	2,991
Accretion expense related to earnout payments	271	—
Gain on marketable securities	—	(1)
Loss on disposal of property and equipment	167	21
Changes in assets and liabilities:
Accounts receivable	(53,142)	(41,209)
Accounts payable	(4,156)	1,365
Accrued expenses	(227,424)	(116,327)
Restructuring accrual	—	(2,902)
Deferred revenue	4,137	963
Income taxes recoverable and payable, net	5,028	6,819
Retirement and pension plan assets and liabilities	3,497	1,235
Prepaid expenses	(9,081)	(7,894)
Other assets and liabilities, net	(5,801)	(8,037)
Net cash used in operating activities	(262,196)	(142,571)

Cash flows - investing activities
Capital expenditures	(1,804)	(945)
Purchases of marketable securities and investments	(5,011)	(1,354)
Proceeds from sales of marketable securities and investments	763	20,153
Net cash provided by (used in) investing activities	(6,052)	17,854

Cash flows - financing activities
Cash dividends paid	(3,119)	(3,072)
Payment of employee tax withholdings on equity transactions	(3,219)	(3,090)
Net cash used in financing activities	(6,338)	(6,162)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(2,671)	(1,539)

Net decrease in cash, cash equivalents and restricted cash	(277,257)	(132,418)
Cash, cash equivalents and restricted cash at beginning of period	545,259	316,489
Cash, cash equivalents and restricted cash at end of period	$268,002	$184,071

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Operating Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue before reimbursements (net revenue)	$283,861	$193,656

Net income	18,467	14,832
Interest, net	(110)	(82)
Other, net	2,471	(3,082)
Provision for income taxes	9,404	7,940
Operating income	30,232	19,608

Adjustments
Stock-based compensation expense	3,675	2,973
Depreciation	1,808	1,793
Intangible amortization	812	235
Earnout accretion	271	—
Acquisition contingent consideration	1,089	454
Deferred compensation plan	(2,232)	936
Restructuring charges	—	3,861
Total adjustments	5,423	10,252

Adjusted EBITDA	$35,655	$29,860
Adjusted EBITDA margin	12.6%	15.4%